Exhibit 99.1

Corporate Communications Department

NEWS Release

Investor Contacts: Douglas Wilburne — 401-457-2288 D’Ante Natili — 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: David Sylvestre — 401-457-2362

Textron Reports First Quarter 2016 Income from Continuing Operations of
$0.55 per Share, up 19.6%; Reaffirms 2016 Financial Outlook

Providence, Rhode Island — April 20, 2016 — Textron Inc. (NYSE: TXT) today reported first quarter 2016 income from continuing operations of $0.55 per share, up 19.6 percent from $0.46 per share in the first quarter of 2015.

Revenues in the quarter were $3.2 billion, up 4.2 percent from the first quarter of 2015.  Textron segment profit in the quarter was $280 million, up $21 million from the first quarter of 2015. First quarter manufacturing cash flow before pension contributions reflected a use of cash of $222 million compared to a use of cash of $125 million during last year’s first quarter.

“Increased revenues reflected growth at Industrial, Aviation and Systems, with relatively flat revenues at Bell, consistent with our expectations,” said Textron Chairman and CEO Scott C. Donnelly.  “Operationally, we achieved margin improvements at each of our manufacturing segments.”

Outlook

Textron confirmed its 2016 earnings per share from continuing operations guidance of $2.60 to $2.80 and its expectation for cash flow from continuing operations of the manufacturing group before pension contributions of $600 to $700 million with planned pension contributions of about $60 million.

Donnelly continued, “Generally, demand in our end markets has been consistent with what we were expecting.  We continue to believe that we will be able to generate solid overall growth in revenue, earnings and cash this year.”

First Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were up $40 million, primarily due to higher jet volume.

Textron Aviation delivered 34 new jets and 26 King Air turboprops in the quarter, compared to 33 jets and 25 King Airs in last year’s first quarter.

Textron Aviation recorded a segment profit of $73 million in the first quarter compared to $67 million a year ago.

Textron Aviation backlog at the end of the first quarter was $1.0 billion, down $47 million from the end of the fourth quarter.

Bell

Bell revenues were up $1 million, as Bell delivered 6 V-22’s in the quarter, flat with last year’s first quarter, 10 H-1’s compared to 4 H-1’s last year and 30 commercial helicopters, compared to 35 units last year.

Segment profit was up $6 million, primarily due to improved performance.

Bell backlog at the end of the first quarter was $5.3 billion, up $60 million from the end of the fourth quarter.

Textron Systems

Revenues at Textron Systems increased $9 million, primarily due to higher volume in the Unmanned Systems product line, while segment profit was up $1 million.

Textron Systems’ backlog at the end of the first quarter was $2.5 billion, up $196 million from the end of the fourth quarter.

Industrial

Industrial revenues increased $80 million due to higher volumes and the impact of acquisitions.

Segment profit increased $9 million reflecting the higher volumes.

Finance

Finance segment revenues decreased $2 million and segment profit decreased $1 million.

Conference Call Information

Textron will host its conference call today, April 20, 2016 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 288-8960 in the U.S. or (651) 291-0344 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, April 20, 2016 by dialing (320) 365-3844 ; Access Code: 373338.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

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About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies

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desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; and cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption.

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TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three Months Ended April 2, 2016 and April 4, 2015
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	April 2, 2016	April 4, 2015
REVENUES
MANUFACTURING:
Textron Aviation	$1,091	$1,051
Bell	814	813
Textron Systems	324	315
Industrial	952	872
	3,181	3,051

FINANCE	20	22
Total revenues	$3,201	$3,073

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$73	$67
Bell	82	76
Textron Systems	29	28
Industrial	91	82
	275	253

FINANCE	5	6
Segment Profit	280	259

Corporate expenses and other, net	(32)	(42)
Interest expense, net for Manufacturing group	(33)	(33)

Income from continuing operations before income taxes	215	184
Income tax expense	(64)	(56)

Income from continuing operations	151	128
Discontinued operations, net of income taxes	(1)	—
Net income	$150	$128

Earnings per share:
Income from continuing operations	$0.55	$0.46
Discontinued operations, net of income taxes	—	—
Net income	$0.55	$0.46

Diluted average shares outstanding	273,022,000	280,077,000

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	April 2, 2016	January 2, 2016
Assets
Cash and equivalents	$723	$946
Accounts receivable, net	1,209	1,047
Inventories	4,477	4,144
Other current assets	328	341
Net property, plant and equipment	2,560	2,492
Goodwill	2,114	2,023
Other assets	2,397	2,399
Finance group assets	1,291	1,316
Total Assets	$15,099	$14,708

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$309	$262
Other current liabilities	3,568	3,530
Other liabilities	2,320	2,376
Long-term debt	2,800	2,435
Finance group liabilities	1,113	1,141
Total Liabilities	10,110	9,744

Total Shareholders’ Equity	4,989	4,964
Total Liabilities and Shareholders’ Equity	$15,099	$14,708

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

Three Months Ended April 2, 2016 and April 4, 2015

(In millions)

(Unaudited)

	Three Months Ended
	April 2,	April 4,
	2016	2015
Cash flows from operating activities:
Income from continuing operations	$148	$124
Depreciation and amortization	106	108
Changes in working capital	(390)	(305)
Changes in other assets and liabilities and non-cash items	(12)	6
Net cash from operating activities of continuing operations	(148)	(67)
Cash flows from investing activities:
Net cash used in acquisitions	(164)	(32)
Capital expenditures	(88)	(79)
Proceeds from the sale of property, plant and equipment	2	1
Other investing activities, net	(2)	(7)
Net cash from investing activities	(252)	(117)
Cash flows from financing activities:
Proceeds from long-term debt	345	—
Increase in short-term debt	42	25
Purchases of Textron common stock	(215)	—
Other financing activities, net	1	(4)
Net cash from financing activities	173	21
Total cash flows from continuing operations	(227)	(163)
Total cash flows from discontinued operations	—	(2)
Effect of exchange rate changes on cash and equivalents	4	(5)
Net change in cash and equivalents	(223)	(170)
Cash and equivalents at beginning of period	946	731
Cash and equivalents at end of period	$723	$561

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP	$(148)	$(67)
Less: Capital expenditures	(88)	(79)
Plus: Total pension contributions	12	20
Proceeds from the sale of property, plant and equipment	2	1
Manufacturing cash flow before pension contributions- Non-GAAP	$(222)	$(125)

2016 Outlook
Net cash from operating activities of continuing operations - GAAP	$ 1,015 - $ 1,115
Less: Capital expenditures	(475)
Plus: Total pension contributions	60
Manufacturing cash flow before pension contributions- Non-GAAP	$ 600 - $ 700

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

Three Months Ended April 2, 2016 and April 4, 2015

(In millions)

(Unaudited)

	Three Months Ended
	April 2,	April 4,
	2016	2015
Cash flows from operating activities:
Income from continuing operations	$151	$128
Depreciation and amortization	109	110
Changes in working capital	(400)	(269)
Changes in other assets and liabilities and non-cash items	(10)	12
Net cash from operating activities of continuing operations	(150)	(19)
Cash flows from investing activities:
Net cash used in acquisitions	(164)	(32)
Capital expenditures	(88)	(79)
Finance receivables repaid	17	31
Other investing activities, net	10	23
Net cash from investing activities	(225)	(57)
Cash flows from financing activities:
Proceeds from long-term debt	362	9
Increase in short-term debt	42	25
Principal payments on long-term debt and nonrecourse debt	(46)	(70)
Purchases of Textron common stock	(215)	—
Other financing activities, net	1	5
Net cash from financing activities	144	(31)
Total cash flows from continuing operations	(231)	(107)
Total cash flows from discontinued operations	—	(2)
Effect of exchange rate changes on cash and equivalents	4	(5)
Net change in cash and equivalents	(227)	(114)
Cash and equivalents at beginning of period	1,005	822
Cash and equivalents at end of period	$778	$708